UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2013

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
Colstrip Generating Project Unit 4 Unplanned Outage
Avista Corporation (Avista Corp. or the Company) owns a 15 percent interest in Units 3 and 4 of the Colstrip Generating Plant (Colstrip) in southeastern Montana, a coal-fired facility which is operated by PPL Montana, LLC. The nameplate generation rating attributable to Avista Corp.'s 15 percent interest is 233.4 megawatts (MW) with a present capability of 222.0 MW (or approximately 117 MW and 111 MW, respectively, per unit).
On July 1, 2013, an unplanned outage occurred to Unit 4, with identified damage to the stator and rotor assembly. Initial engineering estimates show the unit could be out of service for at least six months and the estimate for total repair costs is approximately $30 million, including labor costs, which will be shared proportionately among all the owners. While the split between capital and expense has not been fully determined, it is likely that a portion of the repair costs will be capitalized. The plant operator carries property damage insurance coverage on behalf of the owners and has advised the Company that it is planning to file claims for potential insurance recovery of the repair work. There is a $2.5 million deductible for each event that is allocated proportionally to all the owners.
The lost generation of Colstrip Unit 4 will result in a combination of 1) lower surplus wholesale sales for Avista, and 2) increased thermal fuel costs or purchased power costs to replace the energy, which will result in increased net power supply costs for the Company. Avista's initial estimates show an increase in power supply costs of approximately $12 million system-wide for the remainder of 2013 as a result of the outage. All of the additional costs will be included in the Energy Recovery Mechanism (ERM) in Washington and the Power Cost Adjustment in Idaho. After consideration of the impacts of the two recovery mechanisms and the sharing between the Company and its customers, the outage is estimated to have a negative impact on gross margin (operating revenues less resource costs) in the range of approximately $6 million to $7 million for the remainder of 2013, which will move the ERM from a positive position within the 75 percent customers/25 percent Company sharing ratio down to a slightly negative position within the $4 million deadband.
Even with the expected reduction in earnings as a result of the unplanned outage, the Company is not revising its 2013 earnings guidance at this time and still expects consolidated earnings to be in the range $1.70 to $1.90 per diluted share with Avista Utilities contributing in the range of $1.64 to $1.78 per diluted share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	July 16, 2013	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer